UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Leggett & Platt, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (3-99)

March 28, 2003

Dear Shareholder:

The Board of Directors cordially invites you to the Annual Meeting of Shareholders of Leggett & Platt, Incorporated on Wednesday, May 14, 2003, at 10:00 a.m. local time, at the Company’s Cornell Conference Center, No. 1 Leggett Road, Carthage, Missouri.

The enclosed Proxy Statement contains two proposals from your Board of Directors: (1) the election of Directors, and (2) the ratification of the Board’s selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2003.

I urge you to vote your proxy FOR each of the proposals.

We hope you will attend the Annual Meeting. If you cannot attend the meeting, you may vote your shares by telephone at 1-800-758-6973, by Internet at www.eproxyvote.com/leg or by returning the enclosed proxy card. Specific instructions for voting by Internet are included at the web site address. If you vote using the proxy card, please sign and return it in the enclosed postage-paid envelope.

Sincerely,

LEGGETT & PLATT, INCORPORATED

Felix E. Wright

Chairman of the Board and

Chief Executive Officer

Leggett & Platt, Incorporated

No. 1 Leggett Road

Carthage, Missouri 64836

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Leggett & Platt, Incorporated (the “Company”) will be held at the Company’s Cornell Conference Center, No. 1 Leggett Road, Carthage, Missouri, on Wednesday, May 14, 2003, at 10:00 a.m. local time:

1.	To elect ten (10) Directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the year ending December 31, 2003; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 14, 2003 are entitled to vote at the Annual Meeting.

An Annual Report to Shareholders outlining the Company’s operations during the fiscal year ended December 31, 2002 accompanies this Notice of Annual Meeting and the Proxy Statement.

By Order of the Board of Directors

Ernest C. Jett

Secretary

Carthage, Missouri

March 28, 2003

Leggett & Platt, Incorporated

No. 1 Leggett Road

Carthage, Missouri 64836

ANNUAL MEETING — MAY 14, 2003

PROXY STATEMENT

This statement is furnished in connection with the solicitation on behalf of the Board of Directors of Leggett & Platt, Incorporated (the “Company”) of proxies to be voted at the Annual Meeting of Shareholders on May 14, 2003, for the purposes set forth in the accompanying Notice of the meeting.

We encourage our shareholders to attend the Annual Meeting. However, since this may not be possible, the Board of Directors is soliciting your proxy so that you will be represented and can vote at the meeting.

This Proxy Statement and the enclosed Annual Report to Shareholders contain information about the Company, the Company’s independent accountants, the Company’s Directors and Executive Officers, and matters to be voted on at the Annual Meeting. We hope this Proxy Statement is useful to you and helps you better understand your Company. This Proxy Statement is first being sent to shareholders on March 28, 2003.

You may cast your vote by telephone at 1-800-758-6973, by Internet at www.eproxyvote.com/leg or by using the enclosed proxy card. If you vote using the proxy card, please sign and return it in the enclosed postage-paid envelope. If you vote by telephone or Internet, there is no need to mail the proxy card. If you attend the Annual Meeting, you may vote in person.

INFORMATION ABOUT THE MEETING AND VOTING

This Proxy Statement is furnished to shareholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) to be voted at the Annual Meeting of Shareholders of the Company on May 14, 2003 and at any adjournment or postponement thereof.

Right to Revoke Proxy; Voting of Proxy

Any shareholder submitting the enclosed proxy or voting by telephone or Internet can revoke it by (1) submitting a proxy (including a proxy via telephone or Internet) bearing a later date, (2) providing written notice of revocation to the Secretary of the Company at or prior to the Annual Meeting, or (3) attending the Annual Meeting and voting in person. Unless the persons named in the proxy are prevented by circumstances beyond their control from acting, the proxy will be voted at the Annual Meeting in the manner specified in the proxy.

If no specification is made on a proxy, the proxy will be voted FOR the election of each nominee for Director in Proposal 1, FOR the ratification of the selection of the Company’s independent accountants in Proposal 2, and in the discretion of the persons named as proxies on such other business as may properly come before the meeting or any adjournment.

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of the Board. The Company will bear the expense of soliciting proxies for the Annual Meeting, including the cost of mailing and voting by telephone or Internet. The Company will request persons holding stock as beneficial owners, custodians, nominees or the like, to send proxy materials to their principals requesting authority to vote the proxies. The Company will reimburse such persons for their solicitation expenses.

If necessary to assure sufficient representation at the meeting, employees of the Company, at no additional compensation, may request the return of proxies personally or by telephone, facsimile or the Internet. The extent to which this will be necessary depends on how promptly proxies are received.

Voting Securities Outstanding; Quorum

The only class of outstanding voting securities is the Company’s $.01 par value Common Stock. On March 5, 2003, there were 193,461,376 shares of Common Stock outstanding and entitled to vote. Only shareholders of record at the close of business on March 14, 2003, are entitled to vote at the Annual Meeting.

A majority of the outstanding shares of Common Stock present or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned for not more than 90 days to reach a quorum.

Every shareholder has the right to vote, in person or by proxy, one vote per share on all matters. Shares represented by proxies designated “Withhold Authority” with respect to the election of Directors, and proxies designated “Abstain” on the remaining proposal will be counted in determining whether a quorum is present. Broker non-votes also will be counted in determining whether a quorum is present but will not be considered a vote “for” or “against” any proposal. “Broker non-votes” occur when a broker indicates on the proxy that it lacks discretionary authority to vote on a particular matter for beneficial owners who have not provided voting instructions. Votes withheld and abstentions have the effect of a vote “against” a proposal.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, 10 Directors will be elected who will hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified. If any nominee named below is not a candidate for election as a Director at the Annual Meeting (an event which the Board does not anticipate), the proxy will be voted for a substitute nominee, if any, designated by the Board.

Raymond F. Bentele, age 66, served as President and Chief Executive Officer of Mallinckrodt, Inc., a manufacturer of medical and specialty chemical products, from 1981 until his retirement in 1992. He serves as a director of Kellwood Company, an apparel and camping goods manufacturer, IMC Global, Inc., a producer of crop nutrient minerals, and AMCON Distributing Company, a distributor of food and beverage products. He was first elected as a Director of the Company in 1995.

Ralph W. Clark, age 62, was a Vice President of International Business Machines Corporation (“IBM”) from 1988 until 1994. He also served as Chairman of Frontec AMT Inc., a software company, until his retirement in 1998. Mr. Clark was first elected as a Director of the Company in 2000.

Harry M. Cornell, Jr., age 74, is Chairman Emeritus of the Company’s Board of Directors. He has served the Company in various capacities since 1950. He served as President from 1960 to 1982 and as Chief Executive Officer from 1960 to 1999. Mr. Cornell was Chairman of the Board from 1982 to 2002. He was first elected as a Director of the Company in 1958.

Robert Ted Enloe, III, age 64, is Managing General Partner of Balquita Partners, Ltd., a family securities and real estate investment partnership. He served as President and Chief Executive Officer of Liberté Investors, Inc., a holding company seeking acquisitions of operating companies, until his retirement in 1996. Mr. Enloe served as Vice Chairman and Office of CEO of Compaq Computer Corporation, an information technology company, during 1999. He also served as President and Interim CEO of Surgient Networks, Inc., a computer equipment and software company, during 2002. He was first elected as a Director of the Company in 1969.

Richard T. Fisher, age 64, is Managing Director of the Oppenheimer & Co. Division of Fahnestock, an investment banking firm. He served as Managing Director of CIBC World Markets Corp., an investment banking firm, from 1990 to 2002. Mr. Fisher was first elected as a Director of the Company in 1972.

Karl G. Glassman, age 44, was elected Executive Vice President of the Company in 2002 and has served as President of the Residential Furnishings Segment since 1999. He previously served the Company as Senior Vice President from 1999 to 2002 and President of Bedding Components from 1996 through 1998. Mr. Glassman has served the Company in various capacities since 1982. He was first elected as a Director of the Company in 2002.

David S. Haffner, age 50, was elected President of the Company in 2002 and has served as Chief Operating Officer of the Company since 1999. He previously served as the Company’s Executive Vice President from 1995 to 2002 and has served the Company in other capacities since 1983. Mr. Haffner was first elected as a Director of the Company in 1995.

Judy C. Odom, age 52, served until 2002 as Chairman of the Board and Chief Executive Officer of Software Spectrum, Inc., a computer software company she co-founded in 1983 and took public in 1991. Ms. Odom was first elected as a Director of the Company in 2002.

Maurice E. Purnell, Jr., age 63, is Of Counsel to the law firm of Locke Liddell & Sapp LLP. He was a partner of Locke Liddell from 1972 to 2002. Mr. Purnell was first elected as a Director of the Company in 1988.

Felix E. Wright, age 67, is Chairman of the Company’s Board of Directors and Chief Executive Officer. He also served as Vice Chairman of the Company’s Board of Directors from 1999 to 2002 and as Chief Operating

Officer from 1979 to 1999. Mr. Wright has served in various other capacities since 1959. He was first elected as a Director of the Company in 1977.

Three current Directors, Michael A. Glauber, Thomas A. Hays and Alice L. Walton, are not standing for re-election in 2003. Mr. Glauber, age 60, who has served as the Company’s Senior Vice President of Finance and Administration since 1990, will retire as an employee of the Company in April 2003. Mr. Hays, age 70, has reached the Company’s mandatory retirement age for Directors. He served as Deputy Chairman of May Department Stores Company from 1993 to 1996 and also serves as a director of Ameren Corp., an electric utility company. Ms. Walton, age 53, has decided to retire in order to devote more time to her charitable interests. She served as Chairman of Llama Company, an investment banking firm, from 1990 to 2000 and as Chief Executive Officer of Llama Company from 1990 to 1998. The Company appreciates the outstanding contributions of these Directors.

Board Meetings and Committees

The Board held five meetings in 2002. All Directors attended at least 75% of the aggregate of the Board meetings and the committees on which they served in 2002. The Board has an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating & Corporate Governance Committee.

The Audit Committee currently consists of Mr. Bentele, Mr. Clark, Mr. Fisher, Mr. Hays, Ms. Odom, Mr. Purnell and Ms. Walton. Mr. Bentele is Chairman. All Audit Committee Members are independent, as required by the rules of the New York Stock Exchange. The Audit Committee is responsible for (i) selecting and retaining the Company’s outside auditors, (ii) reviewing and evaluating material issues relating to the internal controls, quality and independence of the Company’s outside auditors, (iii) reviewing and discussing the Company’s quarterly and annual financial statements, including major issues relating to the Company’s accounting policies and procedures, with the outside auditors, management and the Board, (iv) reviewing any assessments by management and the outside auditors of the Company’s internal controls, and (v) reviewing the Company’s compliance with applicable laws and regulations. The Audit Committee held eight meetings during 2002.

The Compensation Committee consists of Mr. Enloe, Mr. Fisher, Mr. Hays and Ms. Odom. Mr. Enloe serves as Chairman. The Compensation Committee is responsible for executive compensation policies and approving compensation payable to the Executive Officers of the Company. The Compensation Committee held eight meetings in 2002.

The Nominating & Corporate Governance Committee consists of Mr. Fisher, Mr. Hays, Ms. Odom and Mr. Purnell. Mr Purnell is Chairman. The duties of the Committee are to (i) assist the Board in the oversight of corporate governance principles, policies and procedures, (ii) identify qualified candidates for Board membership and recommend to the Board director nominees to be voted on at the annual meeting of shareholders, and (iii) develop and recommend to the Board a set of corporate governance principles for the Company. The Committee will consider nominees recommended by shareholders. Any shareholder who wishes to recommend a nominee for the Board of Directors may do so by submitting the candidate’s name and other information, as provided by the Company’s Bylaws, to the Secretary of the Company at No. 1 Leggett Road, Carthage, Missouri 64836. The Nominating & Corporate Governance Committee held one meeting in 2002.

In accordance with the Company’s corporate governance guidelines, non-management Directors will meet regularly without management present. The Board has chosen Richard Fisher as the presiding director for these meetings.

Director Compensation

Each employee Director receives an annual retainer of $3,000. Non-employee Directors receive a retainer of $24,000 per year and a fee of $4,000 for attending each regular or special meeting of the Board. Non-employee Directors who serve on Board committees receive additional fees for committee participation. Compensation Committee and Nominating & Corporate Governance Committee chairmen receive a $3,000 annual retainer and the Audit Committee Chairman receives a $5,000 annual retainer. Each committee member, including the chairmen, receive an attendance fee of $1,000 for each meeting attended and $500 for each telephone meeting.

Additionally, non-employee Directors receive annual grants of at-market stock options under the 1989 Flexible Stock Plan. On May 8, 2002, each non-employee Director was granted options to purchase Common Stock with a $25,000 market value. They received 921 options at an exercise price of $27.15 per share. The options have a 10-year term and vest in three annual installments beginning 18 months after grant. In August 2002, the Board increased the market value of the annual grant to $50,000 and changed the vesting of future grants to provide that options would vest after one year. To effect the increase for 2002, non-employee Directors were granted 1,097 options at $22.78 per share on August 14, 2002. The options have a 10-year term.

Non-employee Directors also may elect to receive stock options in lieu of cash compensation (retainer and fees) under the Director Stock Option Plan. The number of options granted is determined by dividing the amount of compensation forfeited by 50% of the market value of the Company’s Common Stock on the grant date. The exercise price of the options is 50% of the fair market value on the grant date. The options vest after one year and have a 15-year term.

Vote Required for Election

The affirmative vote of the majority of all votes cast on the matter is required for the election of Directors. The Board recommends that you vote FOR the election of each of the Director nominees.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent accountants for the fiscal year ending December 31, 2003. PwC (or its predecessor firm) has been engaged as the Company’s independent accountants for each year beginning with the year ended December 31, 1991.

Although the Company is not required to submit this appointment to a vote of the shareholders, the Board believes it appropriate as a matter of policy to request that the shareholders ratify the appointment of PwC as its principal independent accountant. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. If the shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for shareholder rejection and may consider whether to retain PwC or appoint another firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and also will be available to respond to appropriate questions.

The fees billed by PwC for professional services rendered in connection with fiscal year 2002 are set forth below. The Audit Committee has procedures in place for the approval of all audit and non-audit services provided by the Company’s independent accountants.

Audit Fees

For fiscal year 2002, the aggregate fees billed or expected to be billed by PwC for the audit of annual financial statements and reviews of the financial statements included in the Company’s SEC filings are $1,537,915.

Financial Information Systems Design and Implementation Fees

There are no fees billed or expected to be billed by PwC for financial information systems design and implementation services for fiscal year 2002.

All Other Fees

The aggregate fees billed or expected to be billed by PwC for other non-audit services for fiscal year 2002 are as follows:

Tax	$ 629,596
Acquisitions	136,024
Internal Audit	120,000
Miscellaneous	335,605

Total	$1,221,225

Vote Required for Ratification

The affirmative vote of the majority of all votes cast on the matter is required for the adoption of this proposal. The Board recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board (“Audit Committee”) is composed of seven non-employee directors who are independent as required by the rules of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors (a copy of which is attached to this Proxy Statement as Appendix A).

Management is responsible for the financial statements and financial reporting process of the Company, including the system of internal controls. PwC, the Company’s independent accountant, is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with generally accepted accounting principles. The Audit Committee is responsible for monitoring, overseeing and evaluating these processes, providing recommendations to the Board regarding the independence of and risk assessment procedures used by the Company’s outside auditors, selecting and retaining the Company’s outside auditors, and overseeing the Company’s compliance with various laws and regulations.

At its meetings, the Audit Committee reviewed and discussed the Company’s financial statements with management and PwC. The Audit Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and discussed PwC’s independence.

In its evaluation of PwC’s independence, the Audit Committee was provided by PwC with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also considered whether the provision of non-audit services is compatible with maintaining PwC’s independence.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in conformity with generally accepted accounting principles and on the representation of PwC included in their report on the Company’s financial statements.

Based on the discussions with management and PwC concerning the Company’s annual audit, the independence discussions, and such other matters deemed relevant and appropriate, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2002 Annual Report on Form 10-K.

Raymond F. Bentele (Chairman)

Ralph W. Clark

Richard T. Fisher

Thomas A. Hays

Judy C. Odom

Maurice E. Purnell, Jr.

Alice L. Walton

LEGGETT & PLATT, INCORPORATED  COMMON STOCK PERFORMANCE GRAPH

Each year the Company compares the performance of its Common Stock to a group of peer companies. The Company has selected a peer group of ten manufacturing companies that resemble the Company in terms of size, diversification, organizational structure and other key business characteristics. These companies include Danaher Corporation, Dover Corporation, Eaton Corporation, Emerson Electric Co., Illinois Tool Works, Inc., Ingersoll-Rand Company, Newell Rubbermaid, Inc., Pentair Inc., PPG Industries, Inc., and SPX Corporation (“Diversified Peer Group”). Management believes the Company shares many key characteristics with each of these companies individually and as a group.

Because the Company continues to have a strong presence in the furniture industry, the Company also compares its performance to the 15 companies that comprise the SIC Code 251 Household Furniture Index (“Furniture Peer Group”). Performance data for the Furniture Peer Group was prepared and published by Media General Financial Services. Management believes the inclusion of the Furniture Peer Group, along with the Diversified Peer Group, provides the Company’s shareholders, potential investors and analysts with an additional tool for assessing the performance of the Company’s Common Stock.

The following graph compares the cumulative total return on the Company’s Common Stock over the five years ended December 31, 2002, to the returns on the S&P 500 Composite Index, the Diversified Peer Group and the Furniture Peer Group. This graph is included for comparative reasons only and does not necessarily reflect management’s opinion that such indices are an appropriate measure of the relative performance of the stocks involved, nor is it intended to forecast or be indicative of possible future performance. Additional information concerning the long-term performance of the Company can be found in the Annual Report to Shareholders which accompanies this Proxy Statement.

	LEGGETT & PLATT, INC.	FURNITURE PEER GROUP	DIVERSIFIED PEER GROUP	S&P 500 INDEX
1997	100.00	100.00	100.00	100.00
1998	106.44	110.13	106.13	128.58
1999	105.36	100.81	110.96	155.64
2000	95.31	93.31	116.74	141.46
2001	118.29	119.36	110.22	124.65
2002	117.83	110.27	106.26	97.10

The comparison assumes separate $100 investments were made on December 31, 1997, in Company Common Stock, the S&P 500 Composite Index, the Diversified Peer Group, and the Furniture Peer Group and that all dividends during the period have been reinvested. Returns are at December 31 of each year. The impact of income taxes is not reflected. The Furniture Peer Group index is available to shareholders by contacting the Company’s Investor Relations Department (800-888-4569).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company’s Compensation Committee establishes executive compensation policies and approves the compensation (including stock options) of the Executive Officers of the Company. Three non-employee directors comprised the Compensation Committee in 2002. Mr. Enloe serves as Chairman.

Compensation Philosophy and Strategy

The Committee believes the Company’s executive compensation should:

(1)	be competitive in the employment marketplace in order to attract, retain and motivate exceptional leadership;

(2)	be substantially conditioned on the Company’s success in order to align executives’ interests with those of shareholders; and

(3)	fairly reflect and reward individual responsibilities and performance within the Company.

Accordingly, executive compensation includes a mix of immediate, short-term and long-term incentives in the form of base salary, annual incentive bonus and stock-based compensation. Each component is described in detail below. The Company targets total compensation at the median of the competitive market. Total cash compensation (base salary plus annual incentive) is targeted slightly below market median. Long-term incentives are intended to bring total compensation to the median.

Base Salary. The Committee annually reviews executive salaries and, if warranted, approves management recommended changes. Management recommendations are made by the Chief Executive Officer and are developed in consultation with the Company’s Human Resources department. For its review, the Committee considers the Company’s performance over the preceding year, national compensation survey data, customized data prepared by outside consultants, direct analysis of peer company proxy statements, and management’s evaluation of each executive’s individual performance and contribution. Evaluations of industry compensation trends focus on compensation paid for comparable positions at similar companies. These companies may include but are not limited to the peer companies named in the Performance Graph on page 7.

The Committee’s review in 2002 included an evaluation of the Company’s executive compensation practices conducted by Watson Wyatt Worldwide, a leading provider of global compensation, benefits and employment practices information. Watson Wyatt compared the Company’s executive compensation to that of (i) compensation of the top five executives at 32 companies, as disclosed in their proxy statements, and (ii) an industry average of published survey data for similar positions in diversified industrial manufacturing companies. The proxy statement analysis included the 10 companies comprising the Diversified Manufacturing Peer Group listed in the Performance Graph on page 7, plus 22 companies meeting one or more of the following criteria: a diversified manufacturing company, of similar revenue size, or having operations in the same geographic location as the Company. According to the consultant’s report, total compensation for Executive Officers was below the market median.

Annual Incentive Bonus. Bonuses may be awarded under the Company’s 1999 Key Officers Incentive Compensation Plan (the “Bonus Plan”). All bonuses under the plan (except for a 10% discretionary portion) are directly tied to a pre-established formula. The formula is based on (i) after-tax returns on the Company’s adjusted average equity (“ROAAE”) and (ii) EBIT (earnings before interest and taxes) returns on adjusted net assets (“ROANA”). ROAAE and ROANA are given equal weight in the formula.

Bonus amounts are determined by applying the bonus formula to a percentage of the participant’s salary (the “Target Percentage”). The Committee approved the Target Percentages for the Executive Officers listed in the Summary Compensation Table. If threshold ROAAE or ROANA levels are met, a portion of the applicable Target Percentage becomes payable. This portion increases as the returns increase above the thresholds.

The Company also maintains a Management Incentive Plan that is substantially similar to the Bonus Plan. This Plan generally applies to a much larger group of executives, managers and professionals who are not Executive Officers appearing in the Summary Compensation Table. Total bonuses paid under both the Management Incentive Plan and the Bonus Plan may not exceed 4% of EBIT.

Bonuses under the plans may be greater than 100% of the target percentage, subject to the overall EBIT limitation on bonuses. Total bonuses for Executive Officers for 2001 performance, including payment of the full discretionary amount, were 44.6% of their Target Percentages, down from 105.9% the preceding year. Total bonus payments were well below the overall EBIT limits in 2002. Thresholds and performance criteria in 2002 for the plans were the same as the criteria in 2001.

Long-term Incentives. Stock options represent a significant portion of the overall compensation package of each Executive Officer and a large group of other Company managers. Approximately 1,900 employees, including Executive Officers, presently hold stock options. Only through enhancing shareholder wealth will the Company’s Executive Officers and other managers receive the full potential of this important compensation component.

The Company typically grants options annually. The options are granted at market value, have a 10-year term and vest in three annual installments beginning at 18 months. The “Option Grants in 2002” table located on page 12 provides a description of the options granted to each of the Chief Executive Officer and the four other most highly compensated Executive Officers during 2002.

The Committee approves the number of options granted to Executive Officers. Generally, the number of option shares is determined as a percentage of base salary divided by the fair market value per share on the grant date. The percentages are based primarily on each officer’s position with the Company, taking into account the objective of using long-term incentives to bring total compensation to the market median.

In addition to stock options, the Company has other compensation plans that encourage executive ownership of Company Common Stock. Executive Officers and more than 7,100 other employees contribute their own funds toward the purchase of Common Stock under various stock purchase plans.

All of the Executive Officers participate in the Company’s Executive Stock Unit Program (“ESU Program”), a non-qualified plan established under the Company’s 1989 Flexible Stock Plan. The purpose of the ESU Program is to assist management employees in saving for their retirement while building a long-term stake in the Company.

The ESU Program permits an Executive Officer to make pre-tax contributions of up to 10% of his compensation that exceeds $23,700 to purchase “stock units” at a 15% discount from the current market value of Company Common Stock. The Company matches 50% of the Executive’s contribution and will match an additional 50% if the Company meets certain financial objectives for the year. These objectives were met for 2002. Additional stock units are credited to participants’ accounts for dividend equivalents. Upon an Executive’s separation from the Company, stock units are converted into an equivalent number of shares of Common Stock.

Executive Officers may also defer compensation under two additional programs, the Deferred Compensation Program and the Executive Deferred Stock Program. Under the Deferred Compensation Program, executives may defer pre-tax compensation into stock options, a Company note and/or a selection of diversified investment alternatives. Stock options are granted at a 15% discount to market.

The Executive Deferred Stock Program allows participants to defer the payment of income taxes that would otherwise be due upon the exercise of stock options. Rather than receiving the “profit shares” from an option exercise, the executive elects to have stock units credited to his account until a future distribution date. Accounts are credited with dividend equivalents during the deferral period.

Each of the Executive Officers has a substantial amount of his wealth invested in Company Common Stock through various equity-based benefit plans. Accordingly, the Committee believes the objective of linking executive and shareholder interests is achieved without formal stock ownership requirements.

Compensation of Chief Executive Officer

Base Salary. In addition to his responsibilities as Chief Executive Officer, Mr. Wright assumed the position of Chairman of the Board in 2002. Management recommended that Mr. Wright receive a salary increase consistent with the Company’s 2002 merit increase guidelines for outstanding performance. Accordingly, Mr. Wright’s salary was increased 5% in 2002. This increase put Mr. Wright’s salary near the market median.

For the year ended December 31, 2001, the Company’s sales decreased 3.8% from $4.28 billion to $4.11 billion. The Company’s return on average equity for 2001 was 10.3% compared to 15.4% in 2000. For the same period, the Company experienced net earnings of $.94 per share, down from $1.33 per share in 2000. The Committee recognized Mr. Wright’s leadership in the face of difficult economic conditions, as well as his long-term performance and extensive experience and industry knowledge.

Certain Executive Officers, including Mr. Wright, have employment contracts with the Company that are described in this Proxy Statement under Change-in-Control Arrangements and Employment Contracts. Under these contracts annual percentage increases in salary must, unless waived by the executive, be at least equal to the percentage increases over the previous year (to the extent not attributable to additional responsibilities) of the five highest-paid executives other than the Executive Officer in question. This contractual provision did not affect the salary increase approved for Mr. Wright in 2002.

Annual Incentive Bonus. Mr. Wright’s Target Percentage was increased from 66% of his salary in 2001 to 70% in 2002. His bonus is determined by the application of the bonus formula in the same manner as other bonuses were determined under the Bonus Plan. Bonuses for 2002 were paid at 63.4% of the Target Percentage.

Long-term Incentives. Mr. Wright received a stock option grant for 80,000 shares in 2002. The Committee also approved an increase in Mr. Wright’s supplemental pension percentage from 35% to 45% of his highest consecutive five-year earnings in connection with the extension of his employment agreement. He will receive additional 5% increases in each of 2003 and 2004, contingent on his continued employment. (The supplemental pension is described in greater detail in this Proxy Statement under Change-in-Control Arrangements and Employment Contracts.)

Other Matters

Due to limitations imposed by the Code, Mr. Wright and other Executive Officers have been unable for several years to fully participate in the Company’s tax-qualified Retirement Plan. For this reason the Compensation Committee approved payments to these Executive Officers in 2002 to compensate them for the reductions of their retirement benefits resulting from their inability to fully participate in the Retirement Plan.

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Company’s Chief Executive Officer and four other most highly compensated Executive Officers. Certain performance-based compensation, including bonuses under the Company’s Bonus Plan, is specifically exempt from the deduction limit. The Company’s policy is to take reasonable and practical steps to avoid or minimize the amount of compensation that exceeds the $1 million cap. All compensation paid to executive officers in 2002 was deductible for federal income tax purposes under Section 162(m) of the Code.

R. Ted Enloe, III (Chairman)

Richard T. Fisher

Thomas A. Hays

EXECUTIVE COMPENSATION AND RELATED MATTERS

The following table sets forth a summary of certain compensation provided to the Company’s CEO and four most highly compensated Executive Officers for each of the three years in the period ended December 31, 2002.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation		Other Annual Compensation	Long-Term Compensation	All Other Compensation (2)
		Salary (1)	Bonus (1)		Securities Underlying Options (#)(1)
Karl G. Glassman	2002	$359,000	$126,800	—	46,802	$41,651
Executive Vice President and	2001	$309,231	$99,294	—	34,522	$55,522
President—Residential Furnishings Segment	2000	$288,724	$123,830	—	5,513	$57,923

Michael A. Glauber	2002	$351,650	$112,154	—	55,360	$52,897
Senior Vice President,	2001	$343,385	$76,600	—	28,152	$58,724
Finance and Administration and Director	2000	$328,341	$157,261	—	–0–	$72,895

David S. Haffner	2002	$539,250	$219,681	—	105,071	$72,815
President and Chief Operating Officer	2001	$493,615	$121,423	—	93,654	$88,503
and Director	2000	$472,411	$252,042	—	38,700	$112,296

Robert A. Jefferies, Jr.	2002	$267,000	$149,949	—	24,895	$42,708
Senior Vice President,	2001	$432,692	$17,715	—	58,523	$72,819
Strategic Planning and Director	2000	$414,138	$198,721	—	49,959	$85,335

Felix E. Wright	2002	$754,500	$341,726	—	154,412	$138,525
Chairman of the Board and	2001	$729,538	$215,766	—	141,792	$185,474
Chief Executive Officer	2000	$698,180	$447,957	—	94,515	$201,889

(1)	The Summary Compensation Table above includes cash compensation forfeited by Executive Officers under the Company’s Deferred Compensation Program. In lieu of the forfeited compensation, these executives received options to purchase the Company’s stock. Many of the Company’s senior executives have elected to trade substantial portions of their compensation for stock options. The table below shows the Salary and Bonus forfeited by each of the Executive Officers and the number of options received in lieu of forfeited cash compensation. The salary, bonus and options set forth below also are included in the Summary Compensation Table above.

		Cash Compensation Forfeited
		Salary	Bonus	Options (#)
Karl G. Glassman	2002	$100,000	0	6,802
	2001	$100,000	0	9,522
	2000	$75,000	0	5,513

Michael A. Glauber	2002	$348,650	$112,154	31,360
	2001	0	$76,600	5,210
	2000	0	0	0

David S. Haffner	2002	$495,000	$219,681	49,071
	2001	$476,000	$121,423	53,654
	2000	$200,000	$252,042	38,700

Robert A. Jefferies, Jr.	2002	0	$149,949	9,895
	2001	$432,692	0	41,720
	2000	$414,138	$198,721	49,959

Felix E. Wright	2002	$751,500	$341,726	74,412
	2001	$726,538	$215,766	84,780
	2000	$695,180	$447,957	94,515

(2)	The majority of All Other Compensation represents awards under the Company’s Executive Stock Unit Program (“ESU Program”) and Flexible Stock Plan which replace benefits not available to the Executive Officers under the Company’s tax-qualified defined contribution plan. The amounts disclosed for 2002 include: life insurance premiums (Wright—$1,063); disability insurance premiums (Glassman—$1,185, Glauber—$5,259, Haffner—$4,874, Jefferies—$3,941); ESU Program (Glassman—$39,569, Glauber—$38,101, Haffner—$62,238, Jefferies—$31,526, Wright—$89,865); payments made to compensate for reductions in retirement benefits resulting from the inability to fully participate in the Company’s tax-qualified defined benefit retirement plan (Glassman—$358, Glauber—$7,214, Haffner—$4,893, Jefferies—$3,678, Wright—$41,279); and life insurance income (Glassman—$540, Glauber—$2,322, Haffner—$810, Jefferies—$3,564, Wright—$6,318).

STOCK OPTION INFORMATION

The following table provides information concerning stock options granted during the year ended December 31, 2002, to the Executive Officers named above.

OPTION GRANTS IN 2002

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($ per Share)	Market Price on Date of Grant	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
							0%	5%	10%
K. Glassman	40,000	(2)	2.4%	$22.30	$22.30	01/15/2012	$—	$560,974	$1,421,618
	16,498	(4)		$4.46	$22.28	12/26/2017	$293,994	$690,582	$1,461,873

M. Glauber	24,000	(2)	2.3%	$22.30	$22.30	01/15/2012	$—	$336,584	$852,971
	7,401	(3)		$4.46	$22.28	12/26/2017	$131,886	$309,795	$655,796
	7,108	(4)		$4.46	$22.28	12/26/2017	$126,665	$297,530	$629,833

D. Haffner	56,000	(2)	3.3%	$22.30	$22.30	01/15/2012	$—	$785,364	$1,990,266

R. Jefferies, Jr.	15,000	(2)	2.6%	$22.30	$22.30	01/15/2012	$—	$210,365	$533,107
	9,895	(3)		$4.46	$22.28	12/26/2017	$176,329	$414,190	$876,787
	18,320	(4)		$4.46	$22.28	12/26/2017	$326,462	$766,848	$1,623,319

F. Wright	80,000	(2)	9.2%	$22.30	$22.30	01/15/2012	$—	$1,121,948	$2,843,237
	22,552	(3)		$4.46	$22.28	12/26/2017	$401,877	$943,993	$1,998,312
	52,283	(4)		$4.46	$22.28	12/26/2017	$931,683	$2,188,489	$4,632,749

(1)	These dollar amounts represent a hypothetical increase in the price of the Common Stock from the date of option grant until its expiration date at the rate of 0%, 5% and 10% per annum compounded.
(2)	Options have a 10-year term, subject to earlier termination if the optionee’s employment ceases, and vest in three annual installments beginning 18 months after grant. Options are transferable only by will or the laws of descent and distribution. In the event of a Change of Control of the Company, as defined in the 1989 Flexible Stock Plan, all options immediately become exercisable.
(3)	Stock option grant in lieu of 2002 bonus. The options have a 15-year term and are vested but do not become exercisable until December 27, 2003. Options granted in lieu of forfeited compensation are estimates until final compensation amounts are known.
(4)	Stock option grant in lieu of 2003 salary. The options have a 15-year term and vest as salary is earned but do not become exercisable until December 31, 2003. Options granted in lieu of forfeited compensation are estimates until final compensation amounts are known.

The table below provides information concerning stock options exercised during the year ended December 31, 2002, by the five named Executive Officers and stock options held by them as of December 31, 2002.

OPTION EXERCISES IN 2002 AND 12/31/02 OPTION VALUES

Name	Shares Acquired On Exercise	Value Realized	Number of Unexercised Options at 12/31/02		Value of Unexercised In-the-Money Options at 12/31/02
			Exercisable	Unexercisable	Exercisable	Unexercisable
Karl G. Glassman	9,000	$233,550	88,361	73,165	$832,427	$381,402
Michael A. Glauber	13,922	$352,565	141,734	53,176	$1,944,081	$333,900
David S. Haffner	15,000	$379,650	415,345	82,667	$6,946,967	$134,508
Robert A. Jefferies, Jr.	15,000	$379,650	397,875	53,215	$6,996,375	$556,906
Felix E. Wright	-0-	$0	900,722	268,169	$13,049,225	$375,213

RETIREMENT & PENSION BENEFITS

The Company has a voluntary, tax-qualified, defined benefit pension plan (the “Retirement Plan”). The Retirement Plan requires a contribution from participating employees of 2% of base salary. Employees are not permitted to discontinue contributions to the Retirement Plan while employed by the Company. Normal monthly retirement benefits are the sum of 1% of the employee’s average monthly earnings for each year of participation in the Retirement Plan. Earnings for purposes of the Retirement Plan include only salary or wages.

In 2002, Mr. Wright reached his Normal Retirement Date under the Retirement Plan and became eligible to begin receiving distributions from the plan. He elected to receive his account contributions in a lump sum and the Company portion of his benefit in 180 guaranteed payments. He received payments totaling $40,737 in 2002. Mr. Wright is expected to receive payments totaling $44,441 in 2003.

Estimated annual benefits for the remaining Executive Officers are listed below. The estimates assume retirement at age 65.

Executive Officer	Projected Annual Retirement Benefit
Karl G. Glassman	$67,665
Michael A. Glauber	$39,692
David S. Haffner	$53,820
Robert A. Jefferies, Jr.	$34,321

As described below, Mr. Wright is entitled to supplemental pension payments. If Mr. Wright retired at December 31, 2003, his estimated annual supplemental pension payment would be $509,270. Mr. Wright’s annual pension payments are based upon 45% of the average of his highest consecutive five-year earnings.

CHANGE-IN-CONTROL ARRANGEMENTS AND EMPLOYMENT CONTRACTS

Messrs. Haffner, Jefferies and Wright are parties to employment contracts with the Company. Subject to certain provisions which allow earlier termination in the event of total disability and for cause, the agreements expire as follows: Haffner—July 30, 2006; Jefferies—December 3, 2006; and Wright—October 1, 2003. Mr. Wright’s employment contract may be extended for up to two additional one-year periods.

Under Messrs. Haffner and Wright’s employment contracts, compensation levels are at the discretion of the Company’s Compensation Committee subject to the provision that annual percentage increases in salary must, unless waived by the executive, be at least equal to the percentage increases over the previous year (to the extent increases were not attributable to additional responsibilities) of the salaries of the Company’s five highest paid executives other than the executive. Compensation levels for Mr. Jefferies are determined using identical guidelines except that his annual percentage increase in salary must, unless waived, be at least equal to  the percentage increases over the previous year of the Company’s five highest paid executives other than  Mr. Jefferies and the Company’s Chief Executive Officer.

Mr. Wright is entitled to a supplemental pension in addition to the pension he is entitled to under the Retirement Plan. The supplemental pension begins upon the later of termination of employment or the expiration of any consulting agreement (as described below). The supplemental pension will be for life or 15 years, whichever is longer. Annual pension payments are based on the average of Mr. Wright’s highest consecutive five-year earnings (“Average Earnings”). Mr. Wright’s Average Earnings were $1,178,139 at December 31, 2002. Currently, these payments are 45% of Average Earnings. This percentage will increase to 50% if Mr. Wright’s employment agreement is extended for an additional year (beginning October 1, 2003) and to 55% if the employment agreement is extended for a second year (beginning October 1, 2004). While he receives supplemental pension payments, the Company will provide Mr. Wright and his respective dependents with life and medical insurance benefits.

Mr. Wright may elect to enter into a two-year consulting agreement within 120 days after termination of employment, except in the case of total disability or termination for cause. Mr. Wright will be paid an amount equal to 60% of Average Earnings for each year of his consulting agreement.

If either Mr. Jefferies or Mr. Wright is terminated without cause, he is entitled to continue to receive his total compensation at the time of his termination until December 31, 2006, in the case of Mr. Jefferies, and October 1, 2003, in the case of Mr. Wright.

In the event of a hostile change-in-control, Mr. Jefferies may elect to enter into a consulting agreement in which he will be paid an amount equal to 100% for the first year and 75% for the second year of his total cash compensation in the year immediately preceding termination.

Messrs. Haffner, Jefferies and Wright are also parties to severance benefit agreements with the Company. The severance benefit agreements have no fixed expiration dates. The severance benefit agreements entitle the covered executives to severance benefits if, during any 36-month period following a change-in-control of the Company, (i) the executive’s employment is terminated by the Company (except for cause or disability), or (ii) the executive terminates his employment for “good reason.” The severance benefits include the payment in 36 monthly installments of an amount equal to three times the executive’s annual salary plus bonus. The severance benefits also include participation in certain fringe benefits, the immediate vesting of stock options, and the purchase by the Company of all Common Stock offered by the executive to the Company. All amounts received by the executive as cash compensation from a new full time job will reduce the cash severance payments dollar for dollar. Similarly, any fringe benefits the executive receives from his new job will reduce any fringe benefits the Company is then providing. However, the executive is not required to mitigate the severance benefits.

The agreements further provide that within one year following a change-in-control opposed by a majority of the Directors, the executive may elect to terminate his employment for any reason and receive, in lieu of the benefits described above, a lump sum payment equal to 75% of the executive’s cash compensation preceding the year of termination and certain fringe benefits for one year.

If either Mr. Wright or Mr. Jefferies elects to take the severance benefits provided, he will forfeit his right to enter into the two-year consulting agreement with the Company described above.

Should Mr. Haffner receive any payment subject to the tax imposed by Section 4999 of the Code (“Excise Tax”), the Company will pay him the amount of the Excise Tax plus a tax gross-up payment. These payments are intended to put Mr. Haffner in the same position as if his benefits were not subject to the Excise Tax. Payments made to Messrs. Wright and Jefferies are not subject to the Excise Tax because their severance agreements pre-date the enactment of Section 4999.

RELATED PARTY TRANSACTIONS

Locke Liddell & Sapp LLP performed legal services for the Company in 2002, and it is anticipated that they will perform legal services for the Company in 2003. Mr. Purnell is Of Counsel to Locke Liddell & Sapp LLP.

In 2002, Mr. Haffner purchased a total of 77,000 shares of Common Stock from the Company at full market price plus a commission of $.04 per share. He purchased 47,000 shares on July 23 at $20.26 per share and 30,000 shares on September 30 at $19.64 per share.

The Company also purchased shares of Common Stock from several of its Executive Officers and Directors. The Company buys shares from its employees from time to time. All employees, including the officers listed below, are charged a $25.00 fee for each transaction. These purchases were made at prevailing market prices at the time of purchase. Details of the purchases are set out below.

Purchase Date	Name	Number of Shares	Market Price per Share
February 4	Allan J. Ross	2,597	$24.03
March 26	Robert A. Jefferies Jr.	30,000	$25.00
March 28	Jack D. Crusa	5,766	$24.99
April 3	Karl G. Glassman	6,000	$24.17
April 8	Robert A. Jefferies Jr.	10,000	$25.15
April 8	Duane W. Potter	18,028	$25.15
May 9	Felix E. Wright	40,030	$27.15
August 28	Felix E. Wright	49,059	$24.11
October 22	Jack D. Crusa	250	$22.36

The Company’s employment agreement with Mr. Cornell provided for a two-year consulting term following his termination of employment. Upon his retirement in May 2002, Mr. Cornell became a consultant to the Company. The agreement provides for consulting payments equal to 100% of his 1998 compensation for the first year ($1,319,041) and 75% for the second year. Accordingly, he earned $769,439 for consulting in 2002. During his consulting term, Mr. Cornell also is entitled to the use of an automobile (valued at $4,024 in 2002). Upon his retirement, Mr. Cornell also became entitled to supplemental pension payments equal to 65% of the average of his highest consecutive five-year earnings, less an offset for social security benefits. These payments totaled $444,129 in 2002. Mr. Cornell’s employment agreement also provides for certain post-retirement benefits, including life insurance coverage ($37,956 premiums for 2002) and medical insurance coverage ($3,627 for 2002).

Mr. Cornell’s employment agreement provided that his life insurance coverage after termination of employment would at least equal the coverage provided before termination. Prior to his retirement, part of his coverage consisted of $293,332 of life insurance under two policies. The Company offered to exchange these policies for a cash payment equal to the present value of the policies. Mr. Cornell agreed to the exchange and received a cash payment of $148,110, less tax withholding. The Company estimates the exchange resulted in a savings of $48,000 for the Company.

Mr. Cornell’s son-in-law, Lance Beshore, is employed by the Company as Vice President-Public Affairs & Government Relations. Mr. Beshore was paid an aggregate salary and bonus of $210,390 in 2002.

The Company had two other transactions with Mr. Cornell. He leases to the Company, on a month-to-month basis, certain real estate located in Keystone, Colorado. In 2002, the lease was for $1,925 per month. In July 2001, the Company loaned Mr. Cornell $295,000. The loan has a two-year term and an interest rate of 6% per year. On December 31, 2002, this loan had an outstanding balance of $320,313.

Mr. Wright’s son-in-law, Tom Wells, Jr., is employed by the Company as Group Vice President of Marketing. He was paid an aggregate salary and bonus of $92,221 in 2002. Mr. Wright’s son, Felix E. Wright II, is employed as Group Vice President of Sales. He was paid an aggregate salary and bonus of $82, 927 in 2002.

OWNERSHIP OF COMMON STOCK

The table below sets forth the beneficial ownership of Common Stock on March 5, 2003, by the Company’s Directors, the Chief Executive and the other four most highly compensated Executive Officers, Director nominees, and all Directors and Executive Officers as a Group.

	Common Stock
Directors and Executive Officers	Beneficially Owned(1)(2)		% of Class(3)
Raymond F. Bentele, Director	16,992		—
Ralph W. Clark, Director	6,369		—
Harry M. Cornell, Jr., Chairman Emeritus of the Board	5,230,118		2.69%
Robert Ted Enloe, III, Director	20,200		—
Richard T. Fisher, Director	119,018		—
Karl G. Glassman, Executive Vice President and President—Residential Furnishings Segment and Director	152,132		—
Michael A. Glauber, Senior Vice President, Finance and Administration and Director	545,915.28%
David S. Haffner, President and Chief Operating Officer and Director	1,128,526.58%
Thomas A. Hays, Director	42,735		—
Robert A. Jefferies, Jr., Senior Vice President, Strategic Planning	979,901.50%
Judy C. Odom, Director	0		—
Maurice E. Purnell, Jr., Director	30,813		—
Alice L. Walton, Director	244,137.13%
Felix E. Wright, Chairman of the Board and Chief Executive Officer	3,067,502	(4)	1.57%
All Executive Officers and Directors as a Group (21 Persons)	12,527,384		6.30%

(1)	The shares shown above as beneficially owned include those shares the following persons have the right to acquire within 60 days from March 5, 2003 by way of option exercise: Mr. Bentele—12,992; Mr. Clark—5,569; Mr. Cornell—203,423; Mr. Enloe—16,200; Mr. Fisher—1,218; Mr. Glassman—88,361; Mr. Glauber—141,734; Mr. Haffner—415,345; Mr. Hays—8,978; Mr. Jefferies—397,875; Mr. Purnell—20,813; Ms. Walton—3,468; Mr. Wright—940,722; and all Executive Officers and Directors as a group (21 Persons)—2,621,577.
(2)	The shares shown above as beneficially owned include phantom stock, or “stock units,” held on account under the Company’s Executive Deferred Stock Program and Executive Stock Unit Program. Participants have no voting rights with respect to stock units. Ownership attributable to stock units is as follows: Mr. Cornell—75,915; Mr. Glassman—15,466; Mr. Glauber—54,771; Mr. Haffner—202,322; Mr. Jefferies—194,569; Mr. Wright—314,578 and all Executive Officers and Directors as a group (21 persons)—929,837.
(3)	Beneficial ownership of less than .1% of the class is not shown.
(4)	Includes 95,572 shares held as trustee for the Felix S. and Opal Wright Unified Credit and GST Trust and 16,874 shares held as trustee for the Felix S. and Opal Wright Residuary Trust.

Security Ownership of Certain Beneficial Owners

The Company knows of no beneficial owner of more than 5% of its Common Stock as of March 5, 2003, except as set out below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

AXA Financial, Inc.	16,191,799(1)	8.3%
1290 Avenue of the Americas New York, NY 10104
FMR Corp.	15,033,915(2)	7.7%
82 Devonshire Street Boston, MA 02109

(1)	AXA Financial Inc. is deemed to have sole dispositive power with respect to 16,191,799 shares, shared voting power with respect to 1,377,919 shares and sole voting power with respect to 7,556,852 shares. AXA Financial Inc. reports beneficial ownership in its capacity as a parent holding company with respect to the holdings of its subsidiaries Alliance Capital Management L.P. (16,190,499 shares) and The Equitable Life Assurance Society of the United States (1,300 shares). Each of these subsidiaries operates under independent management and makes independent voting decisions. This information is based on Amendment No. 2 to Schedule 13G of AXA Financial, Inc., dated February 12, 2003, which reported beneficial ownership as of December 31, 2002.
(2)	FMR Corp. is deemed to have sole dispositive power with respect to 15,033,915 shares and sole voting power with respect to 661,305 shares. FMR Corp. reports beneficial ownership in its capacity as a parent holding company with respect to the holdings of its subsidiaries, the majority of which are held by Fidelity Management & Research Company (14,250,910 shares) and Fidelity Management Trust Company (782,321 shares). Members of the Edward C. Johnson 3d family, through their aggregate ownership of class B common stock representing approximately 49% of the voting power of FMR Corp., are deemed to form a controlling group with respect to FMR Corp. This information is based on Amendment No. 8 to Schedule 13G of FMR Corp., dated February 14, 2003, which reported beneficial ownership as of December 31, 2002.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the number of outstanding options and shares available for future issuance of options under all the Company’s equity compensation plans as of December 31, 2002. All of the Company’s equity compensation plans have been approved by its shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants or rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by shareholders(1)	10,177,867	$14.45	8,585,440

Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Total	10,177,867	$14.45	8,585,440

(1)	These are aggregate figures for the following plans:

Director Stock Option Plan. Includes 87,906 options outstanding and 702,848 shares available for future issuance. All options under this plan are granted in lieu of cash compensation (fees and retainers) otherwise payable to non-employee directors.

1989 Flexible Stock Plan. Includes 10,089,961 options outstanding and 6,110,127 shares available for future issuance. Approximately one-third of the options outstanding under this plan were granted to key executives under the Deferred Compensation Program in lieu of salary and bonus that otherwise would have been payable in cash. The discounted exercise price of these “purchased” options decreases the weighted-average exercise price of the options outstanding. If these deferred compensation grants were excluded from the calculation, the weighted-average exercise price would be $19.58.

The 1989 Flexible Stock Plan is an omnibus plan that allows for the grant of various equity awards, including restricted stock. Grants of restricted stock are not subject to any limits under the plan, but currently the Company does not grant restricted stock. Pursuant to an evergreen provision in the Plan, shares equal to .5% of the Company’s outstanding stock on each January 1st are added to the number of shares available for issuance.

1989 Discount Stock Plan. The 1989 Discount Stock Plan is an employee stock purchase plan. Columns (a) and (b) are not applicable to stock purchase plans. Column (c) includes 1,772,465 shares available for future issuance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Executive Officers and Directors to file reports of ownership and changes in ownership of Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. The Company must identify in its Proxy Statement those individuals for whom one of these reports was not filed in a timely manner.

On December 21, 2001, Michael Glauber gifted 850 shares of Common Stock. This transaction became reportable on Mr. Glauber’s Form 5 for the year ended December 31, 2001, but was inadvertently omitted. The transaction was subsequently reported on Mr. Glauber’s Form 5 for the year ended December 31, 2002, which was filed January 13, 2003.

On April 10, 2002, Duane W. Potter sold 8,650 shares of Common Stock he held as custodian for his grandchildren. The transaction became reportable on Mr. Potter’s Form 4 due on May 10, 2002, but was inadvertently omitted. A Form 4 reporting the sale was filed on September 9, 2002, promptly after the error was discovered.

FINANCIAL DATA

The Company’s Annual Report to Shareholders containing financial statements of the Company for the year ended December 31, 2002, has been enclosed in the same mailing with this Proxy Statement.

2004 SHAREHOLDER PROPOSALS

Shareholder proposals must conform to the Company’s Bylaws and the requirements of the SEC. If a shareholder intends to present a proposal at the 2004 Annual Meeting, SEC rules require that the Company receive the proposal at its principal executive offices by November 29, 2003, for possible inclusion in the Proxy Statement. The Company will determine whether to include a proposal in the Proxy Statement in accordance with SEC rules governing the solicitation of proxies.

If a shareholder intends to nominate a candidate for Director, the Company’s Bylaws require that the Company receive timely notice of the nomination. A nomination for the 2004 Annual Meeting will be considered timely if it is received by February 13, 2004. The notice of nomination must describe various matters specified in the Company’s Bylaws, including the name and address of the shareholder making the nomination, the number of shares held by the shareholder, each proposed nominee, each of their occupations, and certain other information.

If a shareholder intends to bring other business before the 2004 Annual Meeting, the Company’s Bylaws require that the Company receive notice between January 9, 2004, and January 29, 2004. The notice must include a description of the proposed business, the name and address of the shareholder and number of shares held, any material interest of the shareholder in the business, and other matters specified in the Company’s Bylaws. The nature of the business also must be appropriate for shareholder action under applicable law.

The Bylaw requirements also apply in determining whether notice is timely under SEC rules relating to the exercise of discretionary voting authority.

Each notice must be given to the Secretary of the Company, whose address is No. 1 Leggett Road, Carthage, Missouri 64836.

“HOUSEHOLDING” OF PROXY MATERIALS

The Company has adopted a procedure known as “householding,” which has been approved by the SEC. Under this procedure, the Company may send one proxy statement and annual report to multiple shareholders sharing the same address, unless a shareholder has withheld consent for householding. Each shareholder at a given address will receive a separate proxy card.

If you received one proxy statement and annual report for more than one shareholder at your address, the Company will send additional copies promptly upon your request. If you no longer wish to participate in householding, you must notify UMB Bank of your desire to withhold your consent for householding. You may call UMB Bank at 1-800-884-4225 or send written instructions to UMB Bank, P.O. Box 410064, Kansas City, MO 64141-0064.

If you are receiving multiple copies of proxy statements and annual reports and wish to have your accounts householded, contact UMB Bank at the number or address listed above.

OTHER MATTERS

The Board does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote the proxy in accordance with their judgment. The proxy gives them discretionary authority to vote on any additional matters that come before the meeting.

By Order of the Board of Directors

Ernest C. Jett

Secretary

Carthage, Missouri

March 28, 2003

Appendix A

AUDIT COMMITTEE CHARTER

OF THE

LEGGETT & PLATT, INCORPORATED

BOARD OF DIRECTORS

Purpose

The Audit Committee will assist the Board of Directors in oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditor, and (5) the Company’s accounting and financial reporting processes and audits of the Company’s financial statements.

Membership

The Committee will be composed of at least three members of the Board of Directors, all of whom are independent as determined in accordance with the New York Stock Exchange Listing Standards and the Sarbanes-Oxley Act of 2002 (“Sarbox”). All members must be financially literate and at least one member must be a “financial expert” pursuant to Section 407 of Sarbox. No Committee member may serve on the audit committee of more than three other public companies without Board approval.

The Board will appoint Committee members annually. The Board may remove Committee members at any time, with or without cause, by a majority vote. The Board will fill any vacancy on the Committee. During a vacancy, the remaining members will have full power to act as the Committee.

The Board will appoint a Committee Chairman annually. If the Chairman is absent from a meeting, the Committee may, by majority vote of those members present, designate one of its members to serve as acting Chairman for the meeting.

To the extent permitted by applicable law, the Committee may delegate duties and responsibilities to one or more members or subcommittees as it deems appropriate.

Meetings

The Committee will meet each quarter prior to the filing of each quarterly report on Form 10-Q or annual report on Form 10-K, as applicable, and at such other times as it deems appropriate. Meetings may be conducted by teleconference.

A majority of members present at a meeting will constitute a quorum. If a quorum is present, the majority vote of those Committee members present at the meeting will be sufficient to adopt a resolution or otherwise take action.

The Company’s independent auditor and internal auditors will attend at least four of the Committee’s meetings each year. The Committee may request members of management or others to attend meetings and provide such information as the Committee deems appropriate.

The Secretary of the Company will attend and keep written minutes of Committee meetings, unless matters to be discussed at the meeting make it appropriate to excuse him. If the Secretary is excused, a member of the Committee will provide to the Secretary minutes of the meeting or information sufficient to prepare minutes.

Duties and Responsibilities

The duties and responsibilities of the Committee include the following:

(a)	Retain and terminate the Company’s independent auditor. The Committee will nominate the independent auditor to be proposed for shareholder approval in any proxy statement. In performing this responsibility, the Committee will meet with and solicit the opinions of management.

The Committee will be responsible for the appointment, compensation and oversight of the work of the independent auditor, including resolution of disagreements between management and the auditor regarding financial reporting. The independent auditor will report directly to the Committee.

The Committee will have the sole authority to approve all audit engagement fees and terms, as well as all significant non-audit engagements with independent auditors.

The Committee will pre-approve all audit and non-audit services to be rendered by the independent auditors. However, pre-approval of non-audit services is not required if (i) the aggregate amount of non-audit services is less than 5% of the total amount paid by the Company to the auditor during the fiscal year in which the non-audit services are provided, (ii) such services were not recognized by the Company as non-audit services at the time of the engagement, and (iii) such services are promptly brought to the attention of the Committee and, prior to completion of the audit, are approved by the Committee or by one or more Committee members who have been delegated authority to grant approvals. Approval of non-audit services to be performed by the independent auditor will be disclosed in the applicable SEC reports filed by the Company. The Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Committee at its next meeting.

(b)	At least annually, obtain and review a report by the independent auditor describing: (i) the firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting any independent audit carried out by the firm, and any steps taken to deal with such issues, and (iii) to assess the auditor’s independence, all relationships between the independent auditor and the Company. After reviewing this report and the independent auditor’s work throughout the year, the Committee will evaluate the auditor’s qualifications, performance and independence. This evaluation will include a review and evaluation of the lead partner of the independent auditor. In making its evaluation, the Committee will take into account the opinions of management and internal auditors. The Committee will also consider whether, in order to assure continuing auditor independence, there should be a regular rotation of the independent auditor. The Committee will present its conclusions regarding the independent auditor to the Board.

Confirm that neither the lead audit partner nor the primary reviewing partner of the independent auditor has performed audit services for the Company for each of the five previous fiscal years.

Confirm that none of the Company’s CEO, CFO, Chief Accounting Officer, Controller or equivalent officers were employed by the independent auditor and participated in any capacity in the audit of the Company during the one-year period preceding the initiation of the audit.

(c)	Discuss the quarterly financial statements and annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

While the fundamental responsibility for the Company’s financial statements and disclosures rests with management and the independent auditor, the Committee will review: (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, (ii) analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements and the treatment preferred by the independent auditor, (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company, and (iv) earnings press releases (paying particular attention to any use of pro-forma information and non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

Review the independent auditor’s report required by Section 204 of Sarbox, describing (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (iii) other material written communications between the auditor and management, such as any management letter or schedule of unadjusted differences.

(d)	Review quarterly with the Company’s CEO and CFO (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, (ii) any material weakness in the Company’s internal controls, and (iii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls.

(e)	Review annually with management and the independent auditor (i) the internal control report contained in the Company’s annual report or Form 10-K regarding management’s assessment of the effectiveness of the internal control structure and procedures of the Company for financial reporting, and (ii) the attestation and report of the independent auditor regarding management’s assessment of internal controls.

(f)	Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. This discussion may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

(g)	As the Committee determines necessary to carry out its duties, it may obtain advice and assistance from outside, or the Company’s, legal, accounting or other advisors.

(h)	Discuss policies regarding risk assessment and risk management. While it is the job of Company management to assess and manage the Company’s exposure to risk, the Committee will discuss guidelines and policies that govern the process. This discussion may include the Company’s financial risk exposures and the steps management has taken to monitor and control exposures. The Committee is not required to be the sole body responsible for risk assessment and management.

(i)	Meet separately, periodically, with management, with internal auditors and with the independent auditors.

(j)	Review with the independent auditor any audit problems or difficulties and management’s response, as well as any other matters required to be communicated to the Committee under Statement of Auditing Standards 61. The Committee will regularly review with the independent auditor any difficulties the auditor encountered in the course of the audit, including any restrictions on the scope of the auditor’s activities or on access to requested information, and any significant disagreements with management.

(k)	Set clear hiring policies for employees or former employees of the independent auditor.

(l)	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

(m)	Prepare the audit committee report required to be included in the Company’s annual proxy statement.

(n)	Report regularly to the Board of Directors, including significant actions taken by the Committee. The report will include any significant issues arising with respect to (i) the quality or integrity of the Company’s financial statements, (ii) the Company’s compliance with legal or regulatory requirements, (iii) the performance and independence of the Company’s independent auditors, or (iv) the performance of the internal audit function.

Report to the Board whether the Committee recommends inclusion of the audited financial statements in the Company’s annual report on Form 10-K.

(o)	Conduct an annual performance evaluation of the Committee.

(p)	Meet at least annually with the Company’s Chief Compliance Officer and General Counsel to review the Company’s compliance with various laws and regulations and to review the distribution and acknowledgement of the Company’s Policy on Business Conduct.

While the Audit Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for auditing the Company’s financial statements or making determinations that the financial statements (i) are complete and accurate, (ii) are prepared in accordance with GAAP, or (iii) fairly present the Company’s financial condition, results of operations and cash flow. These duties are the responsibility of management and the independent auditors. Further, management is responsible for implementing adequate internal accounting and disclosure controls and procedures and for preparing the Company’s financial statements.

|X|  PLEASE MARK VOTES

AS IN THIS EXAMPLE

LEGGETT & PLATT, INCORPORATED

1. Election of Directors- Nominees:

	(01) Raymond F. Bentele, (02) Ralph W. Clark, (03) Harry M. Cornell, Jr., (04) Robert Ted Enloe, III,	For All Nominees	Withhold	For All Except
(05) Richard T. Fisher, (06) Karl G. Glassman,
	(07) David S. Haffner, (08) Judy C. Odom,	[ ]	[ ]	[ ]
(09) Maurice E. Purnell, Jr., (10) Felix E. Wright

CONTROL NUMBER:	NOTE: If you do not wish your shares voted “For” a
particular nominee, mark the “For All Except” box
and strike a line through the name(s) of the nominee(s)
you wish to exclude. Your shares will be voted for the
remaining nominee(s).

	2. The ratification of the appointment by the Board	For	Against	Abstain
of PricewaterhouseCoopers LLP as auditor of the
	Company and its consolidated subsidiaries for the	[ ]	[ ]	[ ]
fiscal year ending December 31, 2003.

Please be sure to sign and date this Proxy. Date
Shareholder sign here Co-owner sign here
This proxy will be voted as specified. If no
specification is made, this proxy will be voted for
proposals 1 and 2 and in the discretion of the
proxies upon such other business as may properly
come before the meeting and any adjournment thereof.

DETACH CARD			DETACH CARD

Leggett & Platt, Incorporated

Dear Shareholder,

Enclosed is material relating to the Company’s 2003 Annual Meeting of Shareholders, which will be held on May 14, 2003 at the Company’s Headquarters in Carthage, Missouri. The Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the meeting. The business includes two proposals of the Board of Directors: (1) the election of Directors; and (2) the ratification of the Board’s selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2003.

The Board recommends that you vote “FOR” each of the proposals.

You can vote in one of three ways: (1) by Internet at www.eproxyvote.com/leg; or (2) by telephone at 1-800-758-6973 (available 24 hours a day, 7 days a week); or (3) by marking, signing, dating and returning your proxy card in the accompanying postage-paid envelope. If you vote by Internet or telephone, there is no need to mail the proxy card.

Additionally, if you would like to receive future proxy materials and other Company communications electronically via the Internet, please provide your consent at www.econsent.com/leg or follow the instructions on the voting website, www.eproxyvote.com/leg.

Your votes are important to us. We look forward to hearing from you.

LEGGETT & PLATT, INCORPORATED

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Felix E. Wright, David S. Haffner and Ernest C. Jett, or any one of them, with full power of substitution, as attorneys-in-fact of the undersigned to vote the shares of stock of which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Leggett & Platt, Incorporated, to be held at the Company’s Corporate Headquarters, No. 1 Leggett Road, Carthage, Missouri, on Wednesday, May 14, 2003, at 10:00 a.m. local time and at any adjournment thereof.

Please sign exactly as your name(s) appear(s) on the reverse side of this card. If stock is jointly owned, both parties must sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

If you vote by telephone or the Internet, DO NOT return your proxy card.

VOTE BY

TELEPHONE *** INTERNET *** MAIL

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

TELEPHONE 1-800-758-6973 (Toll Free)	INTERNET	MAIL
www.eproxyvote.com/leg
• Use any touch tone telephone	• Go to the website address indicated above	• Mark, sign and date this proxy card on the reverse side

• Have this proxy card in hand	• Have this proxy card in hand	• Detach this proxy card

• Enter the Control Number located on the reverse side of this card	• Enter the Control Number located on the reverse side of this card	• Return this proxy card in the postage-paid envelope provided

• Follow the simple recorded instructions	• Follow the simple instructions